Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A

(Form Type)

ChannelAdvisor Corporation

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$723,531,935.85	0.0000927	$67,071.41

Fees Previously Paid	—		—

Total Transaction Valuation	$723,531,935.85

Total Fees Due for Filing			$67,071.41

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$67,071.41

•	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of the Registrant (“Common Stock”)

•	Aggregate number of securities to which transaction applies:

As of the close of business on September 20, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 31,809,188, which consists of (a) 28,914,786 outstanding shares of Common Stock; (b) 1,009,893 shares of Common Stock underlying outstanding stock options, with exercise prices at or below $23.10 per share; (c) 1,455,739 shares of Common Stock underlying outstanding restricted stock unit awards; and (d) 428,770 shares of Common Stock underlying outstanding performance-based stock unit awards.

•	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the sum of (A) the product of (i) 31,809,188 shares of Common Stock outstanding (including 28,914,786 outstanding shares of Common Stock, 1,455,739 shares of Common Stock underlying outstanding restricted stock unit awards and 428,770 shares of Common Stock underlying outstanding performance-based stock unit awards) and (ii) the merger consideration of $23.10 in cash per share of Common Stock, and (B) the product of (i) 1,009,893 shares of Common Stock underlying outstanding stock options, with exercise prices at or below $23.10 per share, and (ii) $11.95 (the difference between the merger consideration of $23.10 per share of Common Stock and the weighted average exercise price of $11.15 per share) (collectively the “Total Consideration”). Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0000927 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A

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